Exhibit 99.1

SAIC Announces Financial Results for the First Quarter of Fiscal Year 2016

•	Total revenues: $1,009 million ($998 million, excluding revenues performed by former parent)
•

Operating income: $57 million (5.7% of revenues, excluding revenues performed by former parent);

Adjusted operating income: $60 million (6.0% of revenues, excluding revenues performed by former parent)

•	Diluted earnings per share: $0.69 (including acquisition and integration cost impact of $0.04 per share)
•	Cash flows provided by operating activities: $29 million
•	10.7% increase to quarterly dividend: $0.31 per share dividend declared; payable on July 30, 2015
•	Book to bill of 1.0

MCLEAN, VA, June 9, 2015 — Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full lifecycle services and solutions in the technical, engineering and enterprise information technology markets, today announced financial results for the first quarter ended May 1, 2015. As previously announced, SAIC completed its acquisition of Scitor Holdings, Inc. (Scitor) on May 4, 2015 subsequent to the end of the quarter.

“We continue to see progress in our strategy execution with our third straight quarter of internal revenue growth. The recent Scitor acquisition further expands our market access and enhances our strong cash flow generation,” said CEO Tony Moraco. “The increase in our quarterly dividend demonstrates confidence in our business model and underscores our commitment to our shareholders.”

First Quarter: Summary Operating Results

	Three Months Ended
	May 1, 2015	Percent change	May 2, 2014
(in millions, except per share amounts)
Revenues	$998	4%	$962
Revenues performed by former parent (1)	11	(27%)	15
Total revenues	1,009	3%	977
Operating income	57	(3%)	59
Adjusted operating income (2)	60	2%	59
Operating income as a percentage of revenues, excluding revenues
performed by former parent	5.7%	-40 bps	6.1%
Adjusted operating income as a percentage of revenues, excluding
revenues performed by former parent	6.0%	-10 bps	6.1%
Net income	33	(3%)	34
Diluted earnings per share	$0.69	0%	$0.69
Cash flows provided by operating activities	$29	(15%)	$34
Free cash flow (2)	$28	4%	$27
(1)

SAIC commenced its operations during the third quarter of fiscal 2014 following completion of a spin-off transaction from its former parent. “Revenues performed by former parent” represent work performed by SAIC’s former parent on pre-separation joint work and are recorded at revenue equal to cost to reflect that no additional profit is charged to the customer.

(2)	Non-GAAP financial measure. See Schedule 5 for reconciliation to the most directly comparable GAAP financial measure.

Total revenues for the first quarter were $1,009 million compared to $977 million during the first quarter of the prior year. Total revenues increased due to higher volume on supply chain contracts and increased U.S. Department of Defense (DoD) material and subcontract revenues. Material and subcontract revenues were lower in the prior year period due to award and funding delays. These increases were partially offset by net decreases on other programs and a decrease in revenues performed by former parent due to the expected ramp down of pre-separation joint work.

Operating income for the quarter was $57 million, down from $59 million in the prior year quarter. The decrease was primarily driven by costs associated with the acquisition and integration of Scitor ($3 million) and net unfavorable changes in estimates on contracts accounted for under the percentage-of-completion method ($2 million).

The Scitor acquisition and integration costs of $3 million, as a discrete, current year expense, has been added back to operating income in the summary table for the calculation of adjusted operating income in order to aid comparison with the prior year period.

Net income for the quarter was $33 million compared to $34 million in the prior year quarter. Net income was slightly lower than the prior year due to lower operating income.

Diluted earnings per share was $0.69 for the quarter, which includes the impact of acquisition and integration costs of approximately $3 million, or $0.04 per share. The weighted-average diluted shares outstanding during the quarter was 47.6 million shares.

Cash Generation and Capital Deployment

Cash flow provided by operating activities for the quarter was $29 million representing a $5 million decline compared to the same period in the prior year. The current quarter decrease in operating cash is primarily due to prior year utilization of prepaid taxes and lower net income in the current quarter.

During the quarter, SAIC deployed $13 million in dividends. Subsequent to the quarter, SAIC acquired Scitor for $790 million plus working capital adjustments and funded the acquisition and related transaction costs of $30 million through additional borrowings of $670 million and cash on hand of $157 million.

Quarterly Dividend Declared, 10.7% Increase from Previous Quarterly Dividend

Subsequent to the quarter, the Board of Directors declared a regular quarterly cash dividend of $0.31 per share payable on July 30, 2015 to stockholders of record on July 15, 2015. The dividend represents a 10.7 percent increase from the previous quarterly dividend of $0.28 per share. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the quarter were $1.0 billion, which reflects a book-to-bill ratio of approximately 1.0.

SAIC was awarded the following notable contracts during the quarter:

Federal Aviation Administration (FAA): SAIC was awarded new business through an indefinite delivery/indefinite quantity (IDIQ) contract by the FAA to provide all training and training program support services under the FAA Controller Training Contract. The single-award, firm-fixed price and time-and-material contract, which, in part, represents an expansion of our support of the FAA, has a three-year period of performance, two one-year options, and an estimated contract value if all options are exercised of $425 million and a maximum contract ceiling of $727 million. Under the contract, SAIC will provide support services to the FAA Academy and Air Traffic Control (ATC) Facilities to help fulfill controller training requirements. These services include program management support; classroom training; simulation and laboratory training; monitoring of student progress; training curriculum development, maintenance and revision; air traffic training program support; and administrative and innovation support. Work will be performed mainly in Oklahoma, Washington, D.C. as well as air traffic control sites nationwide.

Defense Logistics Agency (DLA): SAIC was awarded an IDIQ contract by the DLA to continue providing tailored logistics support for maintenance, repair and operations requirements at the DoD and other federal installations. The single-award, firm-fixed price contract has a five-year period of performance and an estimated total contract value of $165 million.  The work will be performed in Arizona, California, Nevada and Utah.

Toyota Motor North America: SAIC was awarded a firm-fixed price contract extension by Toyota Motor North America, a subsidiary of Toyota Motor Corporation, to provide ongoing information systems end-user support services. The contract has a five-year period of performance and an estimated total contract value of $54 million. SAIC will provide support services to Toyota sales and manufacturing affiliates located in California, Kentucky and Texas.

U.S. Navy - Fleet Forces Command: SAIC was awarded a cost-plus-fixed-fee task order to continue providing fleet deployment training program support to the Fleet Forces Command. Under the contract, SAIC will assist the Fleet Forces Command with fleet training policy/directive development and implementation; curriculum development and instruction; and synthetic training and live exercise development, execution, assessment and reconstruction. The task order has a one-year base period of performance, four one-year options and a total contract value of approximately $118.5 million if all options are exercised. Work will be performed primarily in California and Virginia.

SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $6.2 billion of which $1.8 billion was funded. Negotiated backlog does not include any estimate of future task orders expected to be awarded under IDIQ, U.S. General Services Administration schedules or other master agreement contract vehicles.

Special Recognition – SAIC Named Top Employer for Veterans

Forbes recently ranked SAIC sixth on its list of the top 15 employers for veterans. SAIC has always been a strong supporter of our military and this is further demonstrated by our retention and hiring practices that recognize the extraordinary skills and experience that veterans bring to our workforce.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. ET on June 9, 2015. A live audio broadcast of the conference call, along with a supplemental presentation, will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.877.852.6543 (toll-fee U.S.) or +1.719.325.4841 (International/Local) and entering passcode 6189669.

About SAIC

SAIC is a premier technology integrator providing full lifecycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge, talented people, effective processes, and innovation to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC's approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government, state/local, and global commercial markets. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4.4 billion (including Scitor).

For more information, visit http://www.saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor) following the acquisition of recently-acquired Scitor; our ability to successfully integrate Scitor, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities following the acquisition of Scitor, which if unsuccessful would give lenders the right to, among other things, foreclose on all of our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as protests of awards of contracts to us that were bid before completion of the spin-off or novation of contract vehicles to us or a failure to realize the expected benefits of the spinoff; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. The above-outlined risks apply to our current company, including the operations of Scitor. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of June 9, 2015. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	May 1, 2015	May 2, 2014
(in millions, except per share amounts)
Revenues	$998	$962
Revenues performed by former parent	11	15
Total revenues	1,009	977
Cost of revenues	912	881
Cost of revenues performed by former parent	11	15
Total cost of revenues	923	896
Selling, general and administrative expenses	26	22
Acquisition and integration costs	3	-
Operating income	57	59
Interest expense	4	5
Income before income taxes	53	54
Provision for income taxes	(20)	(20)
Net income	$33	$34
Weighted-average number of shares outstanding:
Basic	45.8	48.1
Diluted	47.6	49.4
Earnings per share:
Basic	$0.72	$0.71
Diluted	$0.69	$0.69
Cash dividends declared and paid per share	$0.28	$0.28

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 1, 2015	January 30, 2015
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$295	$301
Receivables, net	561	544
Inventory, prepaid expenses and other current assets	95	98
Total current assets	951	943
Goodwill	379	379
Property, plant and equipment, net	55	59
Other assets	15	17
Total assets	$1,400	$1,398

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$408	$390
Accrued payroll and employee benefits	124	155
Long-term debt, current portion	35	32
Total current liabilities	567	577
Long-term debt, net of current portion	447	457
Other long-term liabilities	21	19
Total equity	365	345
Total liabilities and equity	$1,400	$1,398

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	May 1, 2015	May 2, 2014
	(in millions)
Cash flows from operating activities:
Net income	$33	$34
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5	5
Deferred income taxes	-	1
Stock-based compensation expense	9	9
Excess tax benefits from stock-based compensation	(3)	(1)
Increase (decrease) in cash resulting from changes in:
Receivables	(17)	17
Inventory, prepaid expenses and other current assets	3	17
Other assets	1	1
Accounts payable and accrued liabilities	11	(24)
Income taxes payable	14	-
Accrued payroll and employee benefits	(29)	(25)
Other long-term liabilities	2	-
Total cash flows provided by operating activities	29	34
Cash flows from investing activities:
Expenditures for property, plant and equipment	(1)	(7)
Total cash flows used in investing activities	(1)	(7)
Cash flows from financing activities:
Dividend payments to stockholders	(13)	(13)
Principal payments on borrowings	(7)	-
Issuances of stock	1	1
Stock repurchased and retired or withheld for taxes on equity awards	(17)	(33)
Excess tax benefits from stock-based compensation	3	1
Deferred financing costs	(1)	-
Total cash flows used in financing activities	(34)	(44)
Total increase in cash and cash equivalents	(6)	(17)
Cash and cash equivalents at beginning of period	301	254
Cash and cash equivalents at end of period	$295	$237

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog for the first quarter and at the start of the fiscal year was:

	May 1, 2015	January 30, 2015
	(in millions)
Funded backlog	$1,761	$1,659
Negotiated unfunded backlog	4,414	4,513
Total backlog	$6,175	$6,172

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery/indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedule or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended
	May 1, 2015	May 2, 2014
	(in millions)
Operating income	$57	$59
Operating income as a percentage of revenues, excluding revenues performed by former parent	5.7%	6.1%
Acquisition and integration costs	3	-
Adjusted operating income (1)	$60	$59
Adjusted operating income as a percentage of revenues, excluding revenues performed by former parent	6.0%	6.1%

	Three Months Ended
	May 1, 2015	May 2, 2014
	(in millions)
Cash flows provided by operating activities	$29	$34
Expenditures for property, plant and equipment	(1)	(7)
Free cash flow (1)	$28	$27

(1)

“Adjusted operating income” and “free cash flow” are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into operating income and cash flows provided by operating activities, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's condensed and consolidated financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.